EXHIBIT 10.59

                                    AGREEMENT

This  Agreement  is entered into and  effective as of March 3, 1998,  between H.
Pete  Smith  ("Executive")  and  Ultramar  Diamond  Shamrock   Corporation  (the
"Company").

Executive and the Company are parties to an Employment Agreement dated November 25, 1996, as amended (the "Employment Agreement"), and to a Relocation Agreement dated December 2, 1996 (the "Relocation Agreement").

In consideration of the promises and mutual benefits contained in this Agreement, Executive and the Company amend said agreements as follows:

1. The first and second sentences of paragraph 2 of the Relocation Agreement are amended and restated as follows:

     "The Employee may, at his election, voluntarily terminate his employment on June 1, 2000 (the "Walk Right") by giving written notice to the Company on or before March 1, 2000. If such election is not received by the Company on or before March 1, 2000, the Walk Right shall terminate and be of no further force and effect."

2. The fourth sentence of paragraph 2 of the Relocation Agreement is amended and restated as follows:

     "A termination from employment on any date other than June 1, 2000 and by means other than the written notice as specified in this agreement shall be covered by the Employment Agreement, and any payments due shall be determined in accordance with the Employment Agreement."

3. The first sentence of subparagraph (a) of paragraph 2 of the Relocation Agreement is amended and restated as follows:

     "(a) Regardless of anything to the contrary in the Employment Agreement, the amount of severance to be paid in a single lump sum on or before June 30, 2000 shall be $1,498,200.00. Executive will also be paid the present value of the benefit accrued through said termination date under the Ultramar Corporation Supplemental Retirement Benefit Plan (the "SERP") applied in accordance with Sections 5.4 (I) and 5.5 (I) of the Employment Agreement for a termination with Good Reason."

4. Subparagraph (a) to the last paragraph of Section 5.5 (I) of the Employment Agreement, as amended, is amended and restated as follows.

    "(a) the lump sum payment to which the Executive would be entitled upon the occurrence of such event under the Diamond Shamrock R & M Supplemental
     Retirement Plan (as in effect on the Effective Date), but taking into account any subsequent amendments thereto which do not decrease the amount of benefits or the right to receive benefits) (the "Diamond Shamrock SERP") if the Executive had participated therein immediately prior to and at all times following the Effective Date; over".

Said amendments are effective as of March 3, 1998.



/s/ H. PETE SMITH
    H. PETE SMITH



ULTRAMAR DIAMOND SHAMROCK CORPORATION


By: /s/ ROGER R. HEMMINGHAUS
        ROGER R. HEMMINGHAUS
        CHIEF EXECUTIVE OFFICER